Exhibit 99.1

PLEXISTOR LTD.

AMENDED AND RESTATED GLOBAL SHARE INCENTIVE PLAN (2014)

1.	NAME AND PURPOSE.

1.1 This plan, which has been adopted by the Board of Directors of the Company, Plexistor Ltd. shall be known as the Plexistor Ltd. Amended and Restated Global Share Incentive Plan (2014), as amended from time to time (the “Plan”).

1.2 The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers of the Company and its affiliates and subsidiaries, if any, and to promote the Company’s business by providing such individuals with opportunities to receive Awards pursuant to the Plan and to strengthen the sense of common interest between such individuals and the Company’s shareholders.

1.3 Awards granted under the Plan to Service Providers in various jurisdictions may be subject to specific terms and conditions for such grants as may be set forth in one or more separate appendix to the Plan, as may be approved by the Administrator (as defined below) from time to time.

2.	DEFINITIONS.

“Administrator” shall mean the Board of Directors or a Committee.

“Appendix” shall mean any appendix to the Plan adopted by the Board of Directors containing country-specific or other special terms relating to Awards including additional terms with respect to grants of Restricted Shares and other equity-based Awards.

“Award” shall mean a grant of Options or Restricted Share Units under the Plan or allotment of Shares (including Restricted Shares) or other equity-based awards hereunder. All Awards shall be confirmed by an Award Agreement, and subject to the terms and conditions of such Award Agreement.

“Award Agreement” shall mean a written instrument setting forth the terms applicable to a particular Award.

“Board of Directors” or “Board” shall mean the board of directors of the Company.

“Cause” shall have the meaning ascribed to such term or a similar term as set forth in the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider, or, in the absence of such a definition: (a) conviction of a crime of moral turpitude, unless the Administrator determines that such conviction will not adversely affect the Company or any of its affiliates, or their reputation, or the ability of the Participant’s to serve the Company; (b) any material breach by a Participant of his/her fiduciary duties towards the Company, including theft, embezzlement, or self-dealing, (b) engagement in competing activities, any disclosure of confidential information of the Company or breach of any obligation not to violate a restrictive covenant; (c) a material breach of the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider which are not cured (if curable) within seven (7) days after receipt of written notice thereof; or (d) if the Participant is an employee residing in Israel, any other circumstances under which severance pay (or part of them) may be denied from the Participant upon termination of employment under the applicable Israeli law.

“Change in Control” shall mean a change in ownership or control of the Company effected through either of the following transactions:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

“Committee” shall mean a compensation committee or other committee as may be appointed and maintained by the Board of Directors, in its discretion, to administer the Plan, to the extent permissible under applicable law, as amended from time to time.

“Company” shall mean Plexistor Ltd., an Israeli Company, and its successors and assigns.

“Companies Law” shall mean the Israeli Companies Law, 1999, as amended from time to time.

“Consideration” shall mean with respect to outstanding Awards, the right to receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether shares, cash, or other securities or property) received in the Transaction by holders of Shares of the Company for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration determined by the Administrator, at its sole discretion); provided, however, that if the consideration received in the Transaction is not solely shares of common stock or ordinary shares (or the equivalent), the Administrator may provide for the per share consideration to be received for an outstanding Award to be solely shares of common stock or ordinary shares (or the equivalent) of the successor corporation or its direct or indirect parent equal in fair market value to the per share consideration received by holders of Shares in the Transaction, all as determined by the Administrator.

“Consultant” means any entity or individual who (either directly or, in the case of an individual, through his or her employer) is an advisor or consultant to the Company or its subsidiary or affiliate.

“Corporate Charter” shall mean the Articles of Association of the Company and any subsequent amendments or replacements thereto.

“Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

“Fair Market Value” shall mean, as of any date, the value of Shares, determined as follows:

(i) If the Shares are listed on any established securities exchange, the Fair Market Value of an ordinary Share of the Company shall be (a) the closing sales price for such shares (or the closing bid, if no sales were reported) as traded on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the last market trading day prior to the day of determination, as reported in a recognized daily business newspaper or internet site or such other source as the Administrator deems reliable, or (b) to the extent required under the rules of the securities exchange in which the Shares are traded, as determined in accordance with these rules.

(ii) In the absence of such exchanges for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

“IPO” shall mean an initial offering of the Company’s Shares to the public in an underwritten offering under an applicable registration statement.

“Liquidation” shall mean the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Options” shall mean options to purchase Shares awarded under the Plan.

“Participant” shall mean a recipient of an Award hereunder who executes an Award Agreement.

“Restricted Shares” means an Award of Shares under this Plan that is subject to the terms and conditions of Section 7.

“Restricted Share Units” means an Award of restricted share units under this Plan that is subject to the terms and conditions of Section 8.

“Service Provider” shall mean an employee, director, office holder or Consultant of the Company or its subsidiary or affiliate.

“Shares” shall mean ordinary shares of the Company, nominal value NIS 0.01 per share.

“Transaction” shall mean each of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, (ii) an acquisition of all or substantially all of the shares of the Company, or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company.

3.	ADMINISTRATION OF THE PLAN.

3.1 The Plan will be administered by the Administrator. If the Administrator is a Committee, such Committee will consist of such number of members of the Board of Directors of the Company (not less than two in number), as may be determined from time to time by the Board of Directors. The Board of Directors shall appoint such members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused.

3.2 The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee shall be the valid acts of the Committee. The Committee may appoint a secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business and the implementation of the Plan, as it shall deem advisable, subject to the directives of the Board of Directors and in accordance with applicable law.

3.3 Subject to the general terms and conditions of the Plan, and in particular Section 3.4 below, the Administrator shall have full authority in its discretion, from time to time and at any time, to determine (i) eligible Participants, (ii) the number of Options, Shares, or Restricted Share Units to be covered by each Award, (iii) the time or times at which the Award shall be granted, (iv) the vesting schedule and other terms and conditions applying to Awards, including acceleration provisions, (v) the form(s) of written agreements applying to Awards, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and the granting of Awards. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Companies’ Law, its Corporate Charter or other applicable law.

3.4 No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own willful misconduct or bad faith, to the fullest extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Corporate Charter, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.5 The interpretation and construction by the Administrator of any provision of the Plan or of any Award hereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Award hereunder shall be conclusive unless otherwise determined by the Board of Directors. To avoid doubt, the Board of Directors may at any time exercise any powers of the Administrator, notwithstanding the fact that a Committee has been appointed.

3.6 The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan, as further detailed in Section 13.2 below.

3.7 Without limiting the generality of the foregoing, the Administrator may adopt special appendices and/or guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions.

4.	ELIGIBLE PARTICIPANTS.

4.1 No Award may be granted pursuant to the Plan to any person serving as a member of the Committee or to any other director or officer (Nose Misra) of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors and office holders (Nose’i Misra) under the Companies’ Law.

4.2 Subject to the limitation set forth in Section 4.1 above and any restriction imposed by applicable law, Awards may be granted to any Service Provider of the Company or its affiliates. The grant of an Award to a Participant hereunder shall neither entitle such Participant to receive an additional Award or participate in other incentive plans of the Company, nor disqualify such Participant from receiving an additional Award or participating in other incentive plans of the Company.

5.	RESERVED SHARES.

The Company shall determine the number of Shares reserved hereunder from time to time, and such number may be increased or decreased by the Company from time to time. Any Shares under the Plan, in respect of which the right hereunder of a Participant to purchase and/or receive the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant as Awards under the Plan. Any Shares that remain unissued and are not subject to Awards at the termination of the Plan shall cease to be reserved for purposes of the Plan. Until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.	AWARD AGREEMENT.

6.1 The Administrator in its discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Award Agreement. The date of grant of each Award shall be the date specified by the Administrator at the time such award is made, or in the absence of such specification, the date of approval of the Award by the Administrator.

6.2 The Award Agreement shall state, inter alia, the number of Options or Shares, Restricted Shares, Restricted Share Units, or equity-based units covered thereby, the type of Option or Share-based or other grant awarded, the vesting schedule, and any special terms applying to such Award (if any), including the terms of any country-specific or other applicable Appendix, as determined by the Administrator.

6.3 A Participant shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award.

7.	RESTRICTED SHARES AND OTHER EQUITY-BASED AWARDS.

7.1 Eligibility. Restricted Shares may be issued to all Participants either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Shares will be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times at which such Awards may be subject to forfeiture (if any), the vesting schedule (if any) and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant or vesting of Restricted Shares upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion. Unless otherwise determined by the Administrator, the Participant shall not be permitted to sell or transfer Restricted Shares awarded under this Plan during a period set by the Administrator (if any) (the “Restriction Period”) commencing with the date of such Award, as set forth in the applicable Award Agreement.

7.2 Terms. The purchase price of Restricted Shares shall be determined by the Administrator, but shall not be less than as permitted under applicable law. Awards of Restricted Shares must be accepted within a period of 21 days (or such other period as the Administrator may specify at grant) after the grant date, by executing an Award Agreement and by paying whatever price (if any) the Administrator has designated thereunder.

7.3 Legend. Each Participant receiving Restricted Shares shall be issued a share certificate in respect of such Restricted Shares, unless the Administrator elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form (as well as other legend required by the Administrator pursuant to Section 20.3 below):

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Plexistor Ltd. Amended and Restated Global Share Incentive Plan (2014), and an Award Agreement entered into between the registered owner and the Company dated                 . Copies of such Plan and Award Agreement are on file at Plexistor Ltd.”

7.4 Custody. The Administrator may require that any share certificates evidencing such shares be held in custody by the Company or any third party determined by the Company, until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares Award, the Participant shall have delivered a duly signed share transfer deed, endorsed in blank, relating to the Shares covered by such Award.

7.5 Rights as Shareholder. Except as provided in this Section and Sections 7.3 and 7.4 above and as otherwise determined by the Administrator and set forth in the Award Agreement, the Participant shall have, with respect to the Restricted Shares, all of the rights of a holder of Shares including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of Restricted Shares, the right to tender such shares. Notwithstanding the foregoing, the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, unless the Administrator, in its sole discretion, determines otherwise.

7.6 Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

8.	RESTRICTED SHARE UNITS AND OTHER EQUITY-BASED AWARDS.

8.1 Eligibility. Restricted Share Units may be granted at any time and from time to time as determined by the Administrator, either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the number of Shares subject to the Restricted Share Units, the purchase price (if any) to be paid by the Participant, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

8.2 Vesting of Restricted Share Units. Shares shall be issued to or for the benefit of Participant promptly following each vesting date determined by the Administrator, provided that Participant is still a Service Provider on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of Participant Shares with respect to Restricted Share Units that became vested on such vesting date.

Outstanding Restricted Share Units shall automatically terminate, and no shares shall actually be issued in satisfaction of those Awards, if the service requirements established for such Awards are not attained or satisfied. On the date set forth in the Award Agreement, all unearned Restricted Share Units shall be forfeited to the Company.

Upon meeting the applicable vesting criteria, the Participant shall be entitled to a payout of Restricted Share Units in whole share of Common Stock as specified in the Award Agreement. Notwithstanding the foregoing, after the grant of Restricted Share Units, the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such Restricted Share Units. Payment of earned Restricted Share Units in whole share of Common Stock shall be made as soon as practicable after the date(s) set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by applicable laws. Unless otherwise determined by the Administrator, in its sole discretion, the Administrator will pay earned Restricted Share Units in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned Restricted Share Units).

8.3 Terms. Prior to the actual issuance of any Shares, each Restricted Share Unit will represent an unfunded and unsecured obligation of the Company, payable only from the general assets of the Company.

8.4 Rights as Shareholder. A Participant holding Restricted Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of the Restricted Share Units unless and until such Shares shall have been issued by the Company to such Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, unless otherwise provided herein.

8.5 Other Equity-Based Awards. Other equity-based awards (including, without limitation, performance share awards and share appreciation rights) may be granted either alone or in addition to or other Awards granted under the Plan to all eligible Participants pursuant to such terms and conditions as the Administrator may determine, including without limitation, in one or more appendix adopted by the Administrator and appended to this Plan.

9.	EXERCISE OF OPTIONS.

9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan and any applicable Appendix, as specified in the Award Agreement.

9.2 The exercise price for each share to be issued upon exercise of an Option shall be such price as is determined by the Administrator in its discretion, provided that the price per Share is not less than the nominal value of each Share, or to the extent required pursuant to applicable law or to qualify for favorable tax treatment (as determined by the Administrator), not less than 100% of the Fair Market Value of a Share on the date of grant.

9.3 An Option, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office, a “Notice of Exercise” in such form and substance as may be prescribed by the Administrator from time to time, together with full payment for the Shares underlying such Option, and the execution and delivery of any other document required pursuant to the applicable Award Agreement.

9.4 Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in cash or by check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Administrator, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

9.5 Until the Shares are issued (as evidenced by the appropriate entry in the share register of the Company or of a duly authorized transfer agent of the Company) a Participant shall have no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

9.6 The Administrator may designate certain periods, at its reasonable discretion, with respect to all or certain groups of Participants and/or with respect to certain types of Awards, during which the vesting and/or exercise of Awards and/or sale of Shares shall be restricted or prohibited, including without limitation, in order to comply with applicable laws in any relevant jurisdiction and/or rules of any exchange on which the Company’s shares are traded. During such blackout periods, Participants will not be able to exercise the Options (or other Awards) and/or receive and/or sell the Shares held by or on behalf of the Participants and the Company shall not bear any liability to Participants for any claim, loss or liability that may result from such restrictions.

10.	TERMINATION OF RELATIONSHIP AS SERVICE PROVIDER.

10.1 Effect of Termination; Exercise after Termination. Any unvested Awards as of the Date of Termination shall terminate effective as of the Date of Termination, and the Shares covered by the unvested portion of the Award shall revert to the Plan. Unless otherwise determined by the Administrator, if a Participant ceases to be a Service Provider, such Participant may exercise any outstanding Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Options are vested on the Date of Termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, after termination, the Participant does not exercise the vested Options within the time specified in the Award Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the absence of a provision specifying otherwise in the relevant Award Agreement or unless otherwise resolved by the Administrator, then:

(a) in the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause, or as a result of Participant’s death or Disability, then (i) the vested Options shall remain exercisable until the earlier of: (a) a period of three (3) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 14.

(b) in the event that the Participant ceases to be a Service Provider for Cause, then all Options will terminate immediately upon the date of such termination for Cause, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable.

(c) in the event that the Participant ceases to be a Service Provider as a result of Participant’s Disability, then (i) the vested Options shall remain exercisable until the earlier of: (a) a period of twelve (12) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 14.

(d) in the event that the Participant dies while a Service Provider: (i) the vested portion of the Option shall remain exercisable by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance until the earlier of: (a) a period of twelve (12) months following the Participant’s date of death; or (b) expiration of the term of the Option as set forth in Section 14.

(e) All Restricted Shares still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited as of the Date of Termination, notwithstanding the circumstances of such termination of engagement.

(f) All Restricted Share Units shall cease vesting immediately upon the Date of Termination, and the unvested Restricted Share Units awarded to the Participant shall be forfeited, notwithstanding the circumstances of such termination of engagement.

10.2 Date of Termination. For purposes of the Plan and any Award or Award Agreement, and unless otherwise set forth in the relevant Award Agreement, the “Date of Termination” (whether for Cause or otherwise) shall be the effective date of termination of the Participant’s employment or engagement as a Service Provider.

10.3 Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to applicable law).

10.4 Change of Status. A Service Provider shall not cease to be considered as such in the case of any (a) leave of absence approved by the Company or its affiliates, provided that such leave of absence was approved by entity for which the Service Provider is engaged with, or pursuant to applicable law, or (b) transfers between locations of the Company and/or its affiliates or between the Company, and its parent, subsidiary, affiliate, or any successor thereof; or (c) changes in status (employee to director, employee to consultant, etc.) provided that such change may affect the specific terms applying to the Service Provider’s Award.

11.	ADJUSTMENTS.

Upon the occurrence of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

11.1 Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. For such purpose, the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator at its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

11.2 Transactions/Change in Control. Unless otherwise provided in an Award Agreement, in the event of a Transaction, the unexercised, unvested or restricted portion of each outstanding Award shall be assumed or substituted with an equivalent Award or the right to receive Consideration by the acquiring or successor corporation or an affiliate thereof, as shall be determined by such entity, subject to the terms hereof. In the event that the successor corporation or any affiliate thereof does not provide for such an assumption, and/or substitution of outstanding Awards and/or the provision of Consideration for outstanding Awards, then unless determined otherwise with respect to a specific outstanding Award, the Administrator shall have sole and absolute discretion to determine the effect of the Transaction on the unexercised, unvested or restricted portion of Awards outstanding immediately prior to the effective time of the Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual Participants or groups of Participants: (i) all or a portion of the outstanding Awards shall become exercisable in full on a date no later than two (2) days prior to the date of consummation of the Transaction, or on another date and/or dates or at an event and/or events as the Administrator shall determine at its sole and absolute discretion, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all Awards that otherwise would not have been exercisable and/or vested in the absence of a Transaction, shall be contingent upon the actual consummation of the Transaction; and/or (ii) that all or a portion or certain categories of the outstanding unexercised or restricted Awards shall be cancelled upon the actual consummation of the Transaction, and instead the holders thereof will receive Consideration, or no consideration, in the amount and under the terms determined by the Administrator at it sole and absolute discretion; and/or (iii) that an adjustment or interpretation of the terms of the Awards shall be made in order to facilitate the Transaction and/or otherwise as required in context of the Transaction.

Notwithstanding the forgoing, with respect to any awards of Restricted Share Units made after the effective date of the amendment and restatement of the Plan, as set forth herein, the Administrator shall have the discretionary authority, exercisable at any time while the Restricted Share Units are unvested, to provide that those Awards shall automatically terminate in whole or in part, and the shares subject to those terminated Awards shall immediately vest upon a Transaction or Change in Control or upon an event or events associated with such transactions.

11.3 Liquidation. In the event of Liquidation, the Administrator shall have sole and absolute discretion to determine the effect of the Liquidation on the outstanding unexercised, unvested or restricted portion of Awards, which may include the acceleration or cancelation of all or a portion of the unexercised, unvested or restricted portion of the outstanding Awards.

11.4 Cancelation of Awards. In the event that the Administrator determines in good faith that, in the context of a Transaction or Liquidation, certain Awards have no monetary value and thus do not entitle the holders of such Awards to any consideration under the terms of the Transaction or Liquidation, the Administrator may determine that such Awards shall terminate effective as of the effective date of the Transaction or upon determination of the Administrator in the event of Liquidation. Without limiting the generality of the foregoing, the Administrator may provide for the termination of any Award, effective as of the effective date of the Transaction or Liquidation, that has an exercise price that is greater than the per share Fair Market Value at the time of such Transaction or Liquidation, without any consideration to the holder thereof.

11.5 Administrator’s Authority. It is the intention that the Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Awards shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan in the event of a recapitalization, Transaction or Liquidation, provided that the Administrator shall determine in good faith that a Participant’s vested rights are not thereby adversely affected without the Participant’s express written consent. Without derogating from the generality of the foregoing, the Administrator shall have the authority, at its sole discretion, to change the vesting schedule of Awards, accelerate Awards, and determine that the treatment of Awards, whether vested or unvested, in a Transaction or Liquidation may differ among individual Participants or groups of Participants, provided that the overall economic impact of the different approaches determined by the Administrator shall be substantively equivalent as of the date of the closing of the Transaction or the effective date of Liquidation.

12.	NON-TRANSFERABILITY OF AWARDS AND SHARES.

12.1 No Award may be transferred other than by will or by the laws of descent and distribution or unless otherwise required under applicable law, and during the Participant’s lifetime an Award may be exercised and the Shares subject to the Award may be purchased only by such Participant.

12.2 Restricted Shares may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution, prior to the date on which the date on which any applicable restriction, performance or deferred period lapses. Shares for which full payment has not been made, may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution.

12.3 For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of a Participant’s rights in respect of Awards or Shares (including Restricted Shares) purchasable pursuant to the exercise thereof upon the death of such Participant to such Participant’s estate or other successors by operation of law or will, whose rights therein shall be governed by Section 10.1(d) hereof, and as may otherwise be determined by the Administrator, or as otherwise required under applicable law.

13.	TERM AND AMENDMENT OF THE PLAN.

13.1 The Plan shall expire on October 28, 2024, which is ten (10) years from the date of its original adoption by the Board of Directors (except as to Awards outstanding on that date).

13.2 Notwithstanding any other provision of the Plan, the Administrator may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, except (a) to correct obvious drafting errors or as otherwise required by law or (b) as specifically provided herein, the rights of a Participant with respect to vested Awards granted prior to such amendment, suspension or termination, may not be reduced without the consent of such Participant. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but except (a) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (b) as specifically provided herein, no such amendment or other action by the Committee shall reduce the rights of any Participant with respect to vested Awards without the Participant’s consent.

14.	TERM OF OPTION.

Unless otherwise explicitly provided in an Award Agreement, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within seven (7) years after the date on which the Option was granted, as set forth in the Award Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 6), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Participant in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire.

15.	CONTINUANCE OF ENGAGEMENT.

Neither the Plan nor any grant of Shares or Awards to a Participant shall impose any obligation on the Company or any related company thereof, to continue the employment or engagement of any Participant as a Service Provider, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve as a Service Provider of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment or engagement at any time.

16.	GOVERNING LAW.

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

17.	APPLICATION OF FUNDS.

The proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

18.	TAXES.

18.1 Any tax consequences arising from the grant, or vesting or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Awards or Shares held by or on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

18.2 The receipt of an Award and/or the acquisition of Shares issued upon the exercise of the Awards may result in tax consequences. The description of tax consequences set forth in the Plan or any Appendix hereto does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.

18.3 THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES.

19.	MARKET STAND-OFF.

If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during a 180-day period or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may require the Participant to execute a form of undertaking to this effect or impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

20.	CONDITIONS UPON ISSUANCE OF SHARES.

20.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or with respect to any other Award unless the exercise of such Option or grant of such Award and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.2 Investment Representations. As a condition to the exercise of an Option or receipt of an Award, the Administrator may require the person exercising such Option or receiving such Award to represent and warrant at the time of any such exercise or the time of receipt of the Award that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Administrator.

20.3 Legend. The Administrator may require each person receiving Shares pursuant to an Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law related representations as the Administrator shall request. In addition to any legend required by the Plan, the certificates for such Shares may include any legend which the Administrator deems appropriate to reflect any applicable restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of any relevant securities authority, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable securities law, and any applicable corporate law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

21.	PROXY.

The Company, at its sole discretion, may require that as a condition of grant of an Award or of exercise of an Option, the Participant be required to grant an irrevocable proxy and power of attorney (“Proxy”) to any appropriate person designated by the Company, to vote all Shares obtained by the Participant pursuant to an Award at all general meetings of Company, to sign all written resolutions, waivers, consents etc. of the shareholders of the Company on behalf of the

Participant, including the right to waive on behalf of the Participant all minimum notice requirements for meetings of shareholders of the Company, and to otherwise exercise every right, power and authority with respect to the Shares as shall be detailed in the Proxy. Such Proxy shall remain in effect until the consummation of an IPO, and shall be irrevocable as the rights of third parties, including investors in the Company, depend upon such Proxy. The Proxy shall be personal to the Participant and shall not survive the transfer of the Participant’s Shares to a third-party transferee; provided, however, that upon a transfer of the Participant’s Shares to such a transferee (subject to the terms and conditions of the Plan concerning any such transfer), the transferee may be required to grant an irrevocable Proxy to such appropriate person as the Company, in giving its approval to the transfer, so requires. The Proxy may be included in the Award Agreement of each Participant or otherwise as the Administrator determines. If contained in the Award Agreement, no further document shall be required to implement such Proxy, and the signature of the Participant on the Award Agreement shall indicate approval of the Proxy thereby granted. The holder of the Proxy shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Proxy unless arising out of his/her own fraud, bad faith or gross negligence, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the holder of the Proxy may have as a director, officer or otherwise under the Company’s Corporate Charter or any agreement, any vote of shareholders or directors, insurance policy or otherwise.

22.	ADDITIONAL RESTRICTIONS ON TRANSFER OF SHARES.

Until such time as the Shares are registered for trade to the public, a Participant shall not be permitted to transfer, sell, assign, pledge, hypothecate, or otherwise encumber or dispose of any Shares in any way to one or more third parties other than with the prior approval of the Administrator and/or in accordance with applicable law, and in any event, subject to any relevant provisions of the Corporate Charter, as in effect from time to time, and/or the Award Agreement.

23.	MISCELLANEOUS.

Whenever applicable in the Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove” when used in the Plan refer to the Plan as a whole, including any applicable Appendices, unless otherwise required by context.

*    *    *

PLEXISTOR LTD.

RESTRICTED SHARE UNIT AGREEMENT

Plexistor Ltd. (the “Company”) hereby grants you, (the “Participant”), an award of Restricted Share Units (“Restricted Share Units”) under the Plexistor Ltd. Amended and Restated Global Share Incentive Plan (2014) (the “Plan”). Subject to the provisions of Appendix A and Appendix B (both attached) and of the Plan, the principal features of this award are as follows:

Participant:

Name

Address

City, State, Postal Code

Country

Grant Date:

Grant Number:

Number of Restricted Share Units:

Tax Route: Trustee Capital Gains Route

Vesting Commencement Date:

Vesting of Restricted Share Units: The Restricted Share Units will vest according to the following schedule:

[ALTERNATIVE 1 (3-year vesting): One-third (1/3) of the Restricted Share Units will vest on the first annual anniversary of the Vesting Commencement Date and on each of the next two annually anniversary dates thereafter, subject to Participant’s continuous Service (as defined herein) through each such date.]

[ALTERNATIVE 2 (2-year vesting): Fifty percent (50%) of the Restricted Share Units will vest on the first annual anniversary of the Vesting Commencement Date and on the second annual anniversary date thereafter, subject to Participant’s continuous Service (as defined herein) through each such date.] For purposes of this award of Restricted Share Units, “Service” shall mean the provision of services to the Company (or any parent, affiliate or subsidiary) by the Participant, except to the extent otherwise specifically provided in the Plan or this Agreement (as defined below). Notwithstanding anything in Section 3 of Appendix A below, Participant shall be considered as providing continuous Service (and, therefore, continue to vest in accordance with the above vesting schedule) if Participant is on the Company (including any successor) payroll or experiencing one of the following circumstances:

•	Sick leave by law or Company-approved sick leave;

•	Any statutory leave (such as Military or Maternity leave);

•	Company-approved short or long term disability leave; or

•	any other bona fide leave of absence approved by the Company, with such approval not to be unreasonably withheld.

Unless otherwise defined herein or in Appendix A or Appendix B, capitalized terms herein or in Appendix A or Appendix B will have the defined meanings ascribed to them in the Plan.

1

Participant acknowledges and agrees that Participant’s execution of this Restricted Share Unit Agreement (including Appendix A and Appendix B attached hereto, collectively, the “Agreement”) will result in a contract between Participant and the Company with respect to this award of Restricted Share Units. Participant agrees and acknowledges that Participant’s execution of this Agreement indicates Participant’s agreement and understanding that this award of Restricted Share Units is subject to all of the terms and conditions contained in Appendix A and Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Share Units is contained in Paragraphs 3 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

Participant should retain a copy of Participant’s signed Agreement. A copy of the Plan is available upon request made to Stock Administration.

PARTICIPANT:	PLEXISTOR, LTD.:

Signature	Signature

Print Name / Title	Print Name / Title

Date	Date

2

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

Grant #

1.	Grant. The Company hereby grants to the Participant under the Plan an award of Restricted Share Units, subject to all of the terms and conditions in this Agreement and the Plan.

2.	Company’s Obligation to Pay. Each Restricted Share Unit represents the right to receive an ordinary share of Company (“Common Stock”) on the date it becomes vested. Unless and until the Restricted Share Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Share Units. Prior to actual payment of any vested Restricted Share Units, such Restricted Share Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.	Vesting Schedule. Subject to Section 4, the Restricted Share Units awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Restricted Share Unit Agreement, subject to the Participant’s continuous Service through each such date. For the purposes of this Agreement, Service shall not include any notice of termination period (e.g., garden leave, etc.) during which the Participant is not providing active Service to the Company or one of its affiliates.

4.	Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, if the Participant’s continuous Service terminates for any or no reason, the then-unvested Restricted Share Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

5.	Payment after Vesting. Any Restricted Share Units that vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Common Stock, provided that to the extent determined appropriate by the Company, any federal, state, foreign and local withholding taxes (including but not limited to income tax, payment on account and social insurance contributions) with respect to such Restricted Share Units will be paid by reducing the number of shares actually paid to the Participant (see Section 8). Subject to the provisions of Sections 2 and 5(b), vested Restricted Share Units will be paid in whole shares of Common Stock as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 1⁄2) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.

3

a.	Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Share Units is accelerated in connection with Participant’s termination of continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A to the extent Section 409A is applicable, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of continuous Service and (y) the payment of such accelerated Restricted Share Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of continuous Service, then the payment of such accelerated Restricted Share Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of continuous Service, unless Participant dies following his or her termination, in which case, the Restricted Share Units will be paid in shares of Common Stock in accordance with Section 6 as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Share Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6.	Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary or in accordance with applicable local laws, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate or other party entitled to the rights under applicable local laws. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.	Transaction/Change in Control.

a.	The Restricted Share Units shall immediately vest in full (with all performance goals or other vesting criteria deemed achieved at target levels) in the event of any Transaction, except to the extent (i) the Restricted Share Units are assumed or exchanged by the purchaser or any affiliate or parent thereof, in connection with such Transaction pursuant to the provisions of the Plan or (ii) such accelerated vesting is precluded by other limitations imposed in this Agreement.

b.	The Administrator shall have the discretionary authority, exercisable at any time while the Restricted Share Units are unvested, to provide that those Awards shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated Awards shall immediately vest upon a Transaction or Change in Control or upon an event or events associated with such transactions.

4

8.	Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares of Common Stock will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such shares so issuable (the “Withholding Taxes”). Participant acknowledges that the ultimate liability for all Withholding Taxes legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Participant’s actual employer (the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Share Units, including the grant of the Restricted Share Units, the vesting of Restricted Share Units, the settlement of the Restricted Share Units in shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Participant’s liability for Withholding Taxes.

To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable shares of Common Stock upon vesting of Restricted Share Units, according to the vesting schedule, having a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Administrator may specify from time to time. The Company will not retain fractional shares of Common Stock to satisfy any portion of the Withholding Taxes. If the Administrator determines that the withholding of whole shares of Common Stock results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in shares of Common Stock as described above, prior to the issuance of shares of Common Stock upon vesting of Restricted Share Units, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or the Employer. Alternatively, or in addition, if permissible under local law, the Company may allow Participant to satisfy the Withholding Taxes payable by the Participant, by providing irrevocable instructions to a Company-designated broker to sell a sufficient number of shares of Common Stock otherwise deliverable to the Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or applicable laws.

5

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Share Units otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such Restricted Share Units and any shares of Common Stock otherwise deliverable with respect thereto, and the Restricted Share Units will not be issued to Participant.

9.	Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder (if any) unless and until certificates representing such shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

10.	No Effect on Service. The Participant’s service with the Company and its subsidiaries is on an at-will basis only unless contrary to the terms of an employment agreement or applicable local law. Accordingly, the terms of the Participant’s service with the Company and its subsidiaries will be determined from time to time by the Company or the subsidiary employing or retaining the Participant (as the case may be), and the Company or the subsidiary, as applicable, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause subject to the terms of the Participant’s employment agreement or applicable local law.

11.	Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at [INSERT ADDRESS], Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.

12.	Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13.	Leave of Absence. The vesting of Restricted Share Units will not be suspended and will continue in accordance with the vesting schedule under this Agreement during Participant’s authorized leave of absence from the Company, or the parent or subsidiary employing Participant, subject to the remaining terms of this Agreement and the Plan.

14.	Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6

15.	Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state, foreign or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any shares will violate federal or foreign securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of shares will no longer cause such violation (to the extent such deferral is not in violation of such laws). The Company will make all reasonable efforts to meet the requirements of any such state, foreign or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16.	Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern unless the Plan specifically provides that the terms of the Agreement may control.

17.	Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Share Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19.	Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20.

Labor Law. By accepting this award of Restricted Share Units, the Participant acknowledges that: (a) the grant of this award of Restricted Share Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Share Units shall be granted, the number of shares of Common Stock issuable pursuant to each award of Restricted Share Units, the time or times when Restricted Share Units shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) this award of Restricted Share Units is an

7

extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) this award of Restricted Share Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award of Restricted Share Units ceases upon termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (h) this award of Restricted Share Units has been granted to the Participant in the Participant’s status as an Employee, a non-employee member of the Board or a consultant or independent advisor of the Company or its parent or subsidiary; (i) any claims resulting from this award of Restricted Share Units shall be enforceable, if at all, against the Company; (j) in consideration of the grant of this award, no claim or entitlement to compensation or damages shall arise from termination of the award or diminution in value of the award or any of the shares issuable under the award from termination of Participant’s Service by the Company or Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases his or her Employer, the Company and its subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim; and (k) in the event that Employer is not the Company, the grant of the award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Share Units will not be interpreted to form an employment contract with the Employer or any subsidiary.

21.	Disclosure of Participant Information.

a.	Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, Participant’s employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

b.

For Participants outside the U.S., Participant understands that Participant’s employer, the Company and its subsidiaries and affiliates, as applicable, hold certain personal information about Participant regarding Participant’s employment, the nature and amount of Participant’s compensation and the fact and conditions of Participant’s participation in the Plan, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, health, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). Participant understands

8

that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

22.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules, however for tax purposes the laws of Israel shall apply.

23.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.

24.	Translations. If Participant has received this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.

25.	Appendix B. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement (the “Appendix B”) for Participant’s country. The Appendix B constitutes part of this Agreement.

9

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE

PLEXISTOR LTD.

RESTRICTED SHARE UNIT AGREEMENT FOR ISRAEL RESIDENTS

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Restricted Share Units granted to you under the Plan if you reside in Israel. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the Restricted Share Units vest or you sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ISRAEL SPECIFIC PROVISIONS

Terms and Conditions

Trust Arrangement. You understand and agree that the Restricted Share Units are offered subject to and in accordance with the terms of the trustee capital gains route under section 102(b)(2) and if applicable 102(b)(3) of the Israeli Income Tax Ordinance. The Restricted Share Units, shares issued upon vesting of the Restricted Share Units and any additional right granted or issued in connection with the Restricted Share Units and underlying shares including dividends, shall be delivered to and controlled by a trustee appointed by the Company or its subsidiary or affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as

10

required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the ‘Ordinance’) or by the Israeli Tax Authority (the “Lock-Up Period”). The Restricted Share Units and shares shall be controlled by the Trustee for the benefit of you and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such Restricted Share Units or shares for all purposes. You shall be able, at any time, to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Employer and the Trustee are satisfied that the full amount of Withholding Taxes due have been paid or will be paid in relation thereto.

Acknowledgment

In addition to any covenants and undertaking set out in the Restricted Share Unit Agreement, you also (i) declare that you are familiar with Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the tax route applicable to the Restricted Share Unit, and agree to comply with such provisions, as amended from time to time, provided that if such terms are not met, Section 102 may not apply, and (ii) agree to the terms and conditions of the trust deed and Trust Agreement signed between the Trustee and the Company, which is available for your review, during normal working hours, at the offices, (iii) acknowledge that releasing the Restricted Share Unit Agreement and underlying shares of Common Stock from the control of the Trustee prior to the termination of the Lock-Up Period constitutes a violation of the terms of Section 102 and agree to bear the relevant sanctions, (iv) authorize the Company and its affiliates to provide the Trustee with any information required for the purpose of administering the Plan including executing its obligations under the Tax Ordinance, the trust deed and the Trust Agreement, including without limitation information about your Restricted Share Unit Agreement, underlying shares of Common Stock, income tax rates, salary bank account, contact details and identification number, (v) warrant and undertake that at the time of grant of the Restricted Share Unit herein, or as a consequence of the grant, you are not and will not become a holder of a “controlling interest” in the Company, as such term is defined in Section 32(9) of the Tax Ordinance;

Tax Treatment. The Restricted Share Unit is intended to be taxed in accordance with Section 102(b)(2) and Section 102(b)(3), subject to full and complete compliance with the terms of Section 102 and subject to the provisions of any tax ruling received by the Company including tax rulings received within the scope of a Transaction or Change of Control. The Company shall use commercially reasonable efforts to ensure that the Restricted Share Unit will qualify for favorable tax treatment, however, the Company will not be liable or responsible for any action or omission by you or the tax authorities. Any fees associated with any vesting, sale, transfer or any act in relation to the Restricted Share Unit shall be borne by you and the Trustee and/or the Company and/or any Subsidiary shall be entitled to withhold or deduct such fees from payments otherwise due to you from the Company or a Subsidiary or the Trustee.

11

PLEXISTOR LTD.

GLOBAL SHARE INCENTIVE PLAN (2014)

NOTICE OF OPTION GRANT

[• Optionee Name]

Dear [•]:

I am pleased to inform you that the Board of Directors of Plexistor Ltd. (the “Company”) has decided to grant you the following options to purchase Ordinary Shares of the Company, nominal value NIS 0.01 per share, subject to the terms and conditions of the Plexistor Ltd. Global Share Incentive Plan (2014), including the Appendix for Israeli Taxpayers (the “Plan”) and the Award Agreement, as follows:

Type of Options:	Section 102 — Capital Gains Track

Total Number of Shares covered by this Option Grant:	[•]

Exercise Price Per Share:	US$ [•]

Date of Option Grant:	[•]

Options Expiration Date:	10 Years from Date of Grant

Vesting Commencement Date	[•]

Vesting Schedule:

1/4 of the Options covered by this grant shall vest on the first anniversary of the Vesting Commencement Date. Thereafter, the Options shall vest in 12 quarterly installments over three years. With the first 11 installments each being of [•] Options, and the last 12th installment, due on [•], will consist of [•] Options.

All vesting is subject to the Participant continuing to be a Service Provider on such vesting date.

Special Terms (if any):	N/A

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Plan (including the Appendix for Israeli Taxpayers) or the Option Agreement, as applicable. The terms and conditions governing your grant are set forth in the Plan (including the Appendix for Israeli Taxpayers) and Option Agreement. This grant is contingent upon your execution of the Option Agreement.

Congratulations.

Yours truly,

Plexistor Ltd.

2

PLEXISTOR LTD.

GLOBAL SHARE INCENTIVE PLAN (2014)

OPTION AGREEMENT

FOR OPTIONS GRANTED UNDER SECTION 102(b)(2)

OF THE ISRAELI INCOME TAX ORDINANCE

TO EMPLOYEES, OFFICERS OR DIRECTORS

AS 102 CAPITAL GAINS TRACK OPTIONS

Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the same meanings as ascribed to them in the Plexistor Ltd. Global Share Incentive Plan (2014) and the Appendix thereto for Israeli Taxpayers (jointly referred to herein as the “Plan”, except where the context otherwise requires).

This Option Agreement (the “Agreement”) includes the Notice of Option Grant attached hereto (the “Notice of Option Grant”). Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.

1.	GRANT OF OPTIONS.

The Board of Directors of Plexistor Ltd. hereby grants to the Participant, Options to purchase the number of Shares set forth in the Notice of Option Grant, at the exercise price per Share set forth in the Notice of Option Grant (the “Exercise Price”), and subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) - 1961, the Plan, which is incorporated herein by reference, and the Trust Agreement, entered into between the Company and ESOP Management & Trust Services Ltd. (the “Trustee”). The Options are granted as a 102 Capital Gains Track Grant. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. However, the Notice of Option Grant sets out specific terms for the Participant hereunder, and will prevail over more general terms in the Plan and/or this Agreement, if any, or in the event of a conflict between them.

2.	ISSUANCE OF OPTIONS.

2.1 The Options will be registered in the name of the Trustee as required by law to qualify under Section 102, for the benefit of the Participant. Participant shall comply with the ITO, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

2.2 The Trustee will hold the Options or the Shares to be issued upon exercise of the Options for the Required Holding Period, as set forth in the Israeli Appendix. It is acknowledged that as long as the Shares are held by the Trustee, the Trustee shall be the registered shareholder of the Shares, and hold such Shares for the benefit of the Participant. The Trustee shall vote the Shares in accordance with the instructions of the Board of Directors, or any individual designated by the Board of Directors for that purpose. It is clarified that in the event there is a Proxy under this Agreement, nothing in the foregoing shall derogate from the authorities granted under the Proxy.

3

2.3 The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Option or Share granted to him thereunder.

2.4 The Participant hereby confirms that he shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO and particularly the Rules.

3.	NON-TRANSFERABILITY OF OPTIONS AND SHARES.

3.1 Non-Transferability of Options. The Options may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant, by the Participant only. The transfer of the Options is further limited as set forth in the Plan.

3.2 Non-Transferability of Shares. The transfer of the Shares to be issued upon exercise of the Options is limited as set forth in the Plan and in Section 6 below.

4.	PERIOD OF EXERCISE.

4.1 Term of Options. The Options may be exercised in whole or in part once vested at any time for a period of ten (10) years from the Date of Grant unless otherwise explicitly stated in the Notice of Option Grant, subject to Section 4.2 below. The Date of Grant, the dates at which the Options vest and the dates at which they are exercisable are set out in the Notice of Option Grant.

4.2 Termination of Options. Options shall terminate as set forth in the Plan. Options may be exercised following termination of Participant’s relation as a Service Provider solely in accordance with the provisions of Section 10 of the Plan, unless otherwise explicitly stated in the Notice of Option Grant.

5.	EXERCISE OF OPTION AWARD.

5.1 The Options, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in the form attached hereto as Exhibit A, or in such other form as the Company and/or the Trustee may from time to time prescribe, together with payment of the aggregate purchase price in accordance with the provisions of the Plan.

5.2 In connection with the issuance of Shares upon the exercise of any of the Options, the Participant hereby agrees to sign any and all documents required by law and/or the Company’s Corporate Charter and/or the Trustee.

5.3 After a Notice of Exercise has been delivered to the Company it may not be rescinded or revised by the Participant.

4

5.4 The Company will notify the Trustee of any exercise of Options as set forth in the Notice of Exercise. If such notification is delivered during the Required Holding Period, the Shares issued upon the exercise of the Options shall be issued in the name of the Trustee, and held in trust on the Participant’s behalf by the Trustee. In the event that such notification is delivered after the end of the Required Holding Period, the Shares issued upon the exercise of the Options shall either (i) be issued in the name of the Trustee, subject to the Trustee’s prior written consent, or (ii) be transferred to the Participant directly, provided that the Participant first complies with the provisions of Section 7 below. In the event that the Participant elects to have the Shares transferred to the Participant without selling such Shares, the Participant shall become liable to pay taxes immediately in accordance with the provisions of the ITO.

6.	MARKET STAND-OFF.

In connection with any underwritten public offering by the Company of its equity securities, and if requested by the underwriters of such public offering, the Participant shall be obligated not, directly or indirectly to sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Options or Shares without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) will be in effect for such period of time following the date of the final prospectus for the offering as may be required by the underwriters. In the event of the declaration of a share dividend, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company will be entitled to require the Participant to execute a form of undertaking to this effect or impose stop-transfer instructions with respect to the Shares acquired upon the exercise of the Options until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 6.

7.	TAXES.

7.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Participant) relating to the Options or Shares issued upon exercise thereof, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or

5

other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Participant to cover such liability up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

7.2 THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS.

8.	SECURITIES LAWS.

8.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable securities and other laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

8.2 Legends. Participant understands and agrees that the Company may cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by applicable securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL QUALIFIED OR REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF THE APPLICABLE JURISDICTION, OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION UNDER THE APPLICABLE SECURITIES LAWS OF SUCH JURISDICTION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS.

9.	PROXY.

Until the consummation of an initial public offering by the Company, Shares issued in connection with the exercise of Options shall be voted by an irrevocable proxy and power of attorney, in the form attached as Exhibit B hereto (the “Proxy”). The individual(s) empowered under the Proxy shall be indemnified and held harmless by the Company against any cost or

6

expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such proxy unless arising from acts of fraud or bad faith of such individual(s), to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Corporate Charter, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

10.	ADJUSTMENTS UPON CERTAIN TRANSACTIONS.

In the event of a Transaction, the provisions of Section 11.2 of the Plan will apply, unless otherwise explicitly provided in the Notice of Option Grant.

11.	DATA PRIVACY.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company and its parent, subsidiaries and affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in Israel, the United States of America, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant hereby authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be necessary or appropriate to a broker, escrow agent or other third party with whom the Shares acquired upon exercise of the Options may be deposited.

12.	MISCELLANEOUS.

12.1 Continuance of Employment. Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (or its Affiliate) (not through the act of being hired, being granted this Option or acquiring Shares hereunder). Participant further acknowledges and agrees that in the event that Participant ceases to be a Service Provider, the unvested portion of his Options shall not vest and shall not become exercisable. Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, shall not interfere in any way with Participant’s right or the right of the Company or its Affiliate to terminate Participant’s relationship as a Service Provider at any time, with or without cause, and shall not constitute an express or implied promise or obligation of the Company to grant additional Options to Participant in the future.

7

12.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

12.3 Entire Agreement. This Agreement, together with the Notice of Option Grant, the Plan and the Trust Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, the Notice of Option Grant or the Plan.

12.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

*        *        *

8

By the signature of the Participant and the signature of the Company’s representative below, Participant and the Company agree that the Options are granted under and governed by (i) this Option Agreement, (ii) the Plan (including the Appendix for Israeli Taxpayers), a copy of which has been provided to Participant or made available for his/her review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) —1961 and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to Participant or made available for his/her review. Furthermore, by Participant’s signature below, Participant agrees that the Options will be issued to the Trustee to hold on Participant’s behalf, pursuant to the terms of the ITO, the Rules and the Trust Agreement.

In addition, by his signature below, Participant confirms that he is familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that he will not require the Trustee to release the Options or Shares to him, or to sell the Options or Shares to a third party, during the Restricted Holding Period, unless permitted to do so by applicable law.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its duly authorized officer and the Participant has executed this Option Agreement as of the Date of Grant.

PLEXISTOR LTD.	PARTICIPANT [•]

By:
Name:
Title:

9

EXHIBIT A

EXERCISE NOTICE

Plexistor Ltd.

Attention: [Chief Financial Officer/ Chief Executive Officer]

1. Option. I have been granted options (the “Option”) to purchase Shares of Plexistor Ltd. (the “Company”) pursuant to the Plexistor Ltd. Global Share Incentive Plan (2014) and the Appendix thereto for Israeli Taxpayers (the “Plan”), the Notice of Option Grant (the “Notice”) and Option Agreement (the “Option Agreement”), as follows:

Date of Option Grant:
Number of Shares subject to the Option:
Exercise Price per Share:	US$/NIS
Circle the appropriate currency

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are vested in accordance with the Notice and the Option Agreement:

Total Number of Shares Purchased:
Total Exercise Price (Total Shares X Price Per Share):	US$/NIS

3. Payments. Enclosed is the payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

Cash:	US$/NIS
Check:	US$/NIS
Circle the appropriate currency of actual payment

4. Tax Withholding. I explicitly acknowledge Section 7 of the Option Agreement, with respect to its bearing of any tax consequences in connection to the Option, and the exercise thereof, and without limitation hereby authorize payroll withholding and otherwise will make adequate provision for all applicable tax withholding obligations of the Company, if any, in connection with the Option, all as more completely described in the Option Agreement and Plan.

5. Participant Information.

Participant’s address is:

Participant’s ID Number is:

6. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and the Option Agreement and the Trust Agreement between the Company and the Trustee, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

10

7. Transfer. I understand and acknowledge that the Shares have not been registered for sale to the public and that consequently the Shares must be held indefinitely unless they are subsequently registered in accordance with applicable securities laws or unless such registration is not required in the opinion of legal counsel satisfactory to the Company. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company. I understand and agree that I may be subject to certain restrictions and limitations, and may be required to execute certain documents, in connection with the offering of Shares to the public, as a result of applicable law, regulations, the rules of any public exchange and/or underwriter requirements, and hereby undertakes to abide by any and all such requirements, restrictions and limitations.

I FURTHER ACKNOWLEDGE THAT THE TRANSFER OF THE SHARES IS ALSO SUBJECT TO THE APPLICABLE RESTRICTIONS PROVIDED BY THE PLAN AND THE COMPANY’S CORPORATE CHARTER, AND PARTICULARLY THOSE RESTRICTIONS IMPOSED IN THE FRAMEWORK OF AMENDED SECTION 102(B)(2) OF THE ISRAELI TAX ORDINANCE.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice of Option Grant and the Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)
Print Name
Dated:

Receipt of the above is hereby acknowledged.
Plexistor Ltd.

By:
Title:
Date:

11

EXHIBIT B

PROXY AND POWER OF ATTORNEY

I, the undersigned, in consideration for the grant of Options to me under the Plexistor Ltd. Global Share Incentive Plan (2014), (the “Plan”) hereby appoint the Chief Executive Officer of Plexistor Ltd. (the “Company”), or any other individual designated by the board of directors of the Company as his/her replacement (the “Appointee”), as my proxy to receive all shareholder notices and other communications intended for shareholders of the Company, to participate and vote (or abstain from voting), for me and on my behalf, on all matters and with respect to all meetings or written resolutions of or by the shareholders of the Company (or of any class or series of shareholders), on behalf of all the shares of the Company issued upon exercise of the options granted to me, whether held by me or by a trustee or any third party on my behalf.

In addition, I hereby irrevocably appoint the Appointee as my true, lawful, sole and exclusive attorney-in-fact, with full power of substitution and re-substitution, for as long as any shares and/or options which were allotted or granted are held by me or by a trustee on my behalf and are registered in my name, or in the name of a trustee for my benefit, to exercise every right, power and authority with respect to the shares and/or options without consultation with me and to sign in my name and on my behalf any document, including any agreement, including a merger agreement of the Company or an agreement for the purchase or sale of assets or shares (including the shares of the Company held on my behalf and any and all documentation accompanying any such agreements, such as, but not limited to, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the shares and/or options or to the rights which they represent in the Company in as much as the Appointee shall deem it necessary or desirable to do so.

In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to the Appointee to sign any document as aforesaid and any affidavit or approval (such as any waiver of rights of first refusal to acquire shares which are offered for sale by other shareholders of the Company and/or any preemptive rights to acquire any shares being allotted by the Company, in as much as such rights shall exist pursuant to the Company’s Corporate Charter or any relevant agreement as shall be in existence from time to time) and/or to make and execute any undertaking in my name and on my behalf if the Appointee shall, at his/her sole and absolute discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Company, whether private or public (including lock-up arrangements and undertakings), for purposes of a merger of the Company with another entity, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company or for purposes of any purchase or sale of assets or shares of the Company, provided that in the event of a proposed transaction in which all of the Company’s shares are to be sold or exchanged to a third party, that the the shareholders holding the majority of the issued and outstanding shares of the Company have committed to perform such sale or exchange, I hereby instruct the Appointee to sell or exchange all of the shares held by me or on my behalf.

12

To the extent the shares are held by a trustee for my benefit, I hereby instruct the trustee to vote the shares and do all other acts set forth in this Proxy and Power of Attorney, in accordance with the instructions of the Appointee.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

This Proxy and Power of Attorney shall expire and cease to be of force and effect immediately after the consummation of the initial public offering of the Company’s shares, pursuant to an effective registration statement, prospectus or similar document in any jurisdiction as is determined by the board of directors of the Company and shall be irrevocable until such time as the rights of the Company and the Company’s shareholders are dependent hereon. The expiration of this Proxy and Power of Attorney shall in no manner effect the validity of any document (as aforesaid), affidavit or approval which has been signed or given as aforesaid prior to the expiration hereof and in accordance herewith.

I hereby confirm and undertake that I shall not have, and hereby irrevocably waive, any claim or demand against the Company and/or the Appointee in connection with this Proxy and Power of Attorney or any action taken or not taken by the Appointee in accordance with the provisions hereof.

IN WITNESS WHEREOF:

Name:

Signature:

Dated:

13